Exhibit 99.1

Press

Release

mailto:mpatten@ctlc.com
Contact:	Mark E. Patten, Sr. Vice President and CFO mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA ANNOUNCES ACQUISITION OF THE STRAND, A 212,000 SQUARE FOOT SHOPPING CENTER, IN JACKSONVILLE, FLORIDA FOR $62.7 MILLION

DAYTONA BEACH, FL –  December  9, 2019 – Consolidated-Tomoka Land Co. (NYSE American: CTO) (the “Company”) today announced the purchase of The Strand, an approximately 212,000 square foot shopping center in Jacksonville, Florida (the “Strand”),  for $62.7 million.  The Strand is 95% occupied and has four anchor tenants:  Hobby Lobby, Best Buy, 2nd & Charles and the PGA Superstore. The weighted average lease term for the leases of all 20 tenants at the Strand is approximately 9.5 years.  The Strand is adjacent to the 1.4 million square foot St. Johns Town Center, the upscale super-regional open-air mall co-owned and managed by the Simon Property Group that is home to over 150 tenants including Tiffany’s, Louis Vuitton, Tesla, Apple and Nordstrom.  The Company previously purchased five ground leases that are outparcels of the Strand, which were purchased as part of the acquisition of a portfolio of eight ground leases located in that commercial retail corridor.  The Strand will be leased and managed by Colliers International Northeast Florida, Inc. on behalf of the Company.

Including the acquisition of the Strand, the Company’s annualized net operating income is expected to reach approximately $27.5 million.  The initial investment cap rate for the Strand acquisition was above the mid-point of the range in the Company’s 2019 guidance.

This acquisition was purchased using 1031 like-kind exchange proceeds from the Company’s October 2019 transaction with Magnetar Capital representing the sale of a controlling interest in the Company’s remaining land portfolio for $97 million (the “Magnetar Proceeds”).  With the completion of the acquisition of the Strand, the Company has reinvested approximately $86 million of the Magnetar Proceeds. The Company also has approximately $116 million of additional 1031 like-kind exchange proceeds from the sale of 20 assets to Alpine Income Property Trust (NYSE: PINE) in November 2019.  The Company intends to reinvest the remaining approximately $125 million of proceeds during the first half of 2020.

Including this transaction, the Company year-to-date, has acquired 11 income properties for an aggregate investment amount of approximately $165 million, which exceeds the top end of the Company’s 2019 guidance for income property acquisitions by approximately $45 million, or approximately 37%.

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns income properties comprised of approximately 1.8 million square feet in diversified markets in the United States and an approximately 22% interest in Alpine Income Property Trust, Inc., a publicly traded net lease real estate investment trust (NYSE: PINE). Visit our website at www.ctlc.com.

We encourage you to review CTO’s most recent investor presentations which are available on its website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof are intended to identify certain of such forward-looking statements, which speak only as of the dates on which they were made, although not all forward-looking statements contain such words. Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include the completion of 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain agreements pertaining to the acquisition of income producing assets, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.